EXHIBIT 99

Alberto-Culver Announces Thirteenth Consecutive Record Sales and Record Earnings Year with 2004 Fourth Quarter Results.

Melrose Park, IL, (October 28, 2004) - The Alberto-Culver Company (NYSE: ACV) announced today excellent fourth quarter and 2004 fiscal year results representing the company’s thirteenth consecutive year of record sales and record earnings. Sales in the fourth quarter were $850.7 million, a strong gain of 13.2% versus last year’s fourth quarter. Net earnings for the quarter increased sharply by 22.5% to $56.0 million, excluding non-core items, resulting in diluted earnings per share of 61 cents compared to 51 cents last year and basic earnings per share of 62 cents versus 52 cents in 2003.

For the 2004 fiscal year ended September 30, sales increased 12.7% to $3.26 billion, and net earnings expanded by 20.5% to $195.4 million, excluding non-core items. This resulted in diluted earnings per share of $2.13 compared with $1.80 in fiscal 2003 and basic earnings per share of $2.17 versus $1.85 in the prior year.

President and CEO Howard Bernick commented that “Alberto-Culver again delivered solid sales and earnings growth at double digit rates even larger than the compound rates experienced during its prior twelve record sales and record earnings years. Our focus on beauty care and the balance of our consumer products and Sally/Beauty Systems Group businesses helped produce an excellent fourth quarter and fiscal year despite intense competition within our consumer product categories globally and challenging retail conditions in the United States and around the world. On a constant currency basis, eliminating the impact of acquisitions and divestitures, Alberto-Culver grew organic sales by 6.1% in the fourth quarter and by 5.0% in the year. Our consumer products division, led by Alberto VO5, St. Ives, and TRESemmé produced solid results again this year in the highly competitive retail hair care and skin care categories.

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Alberto-Culver Announces Thirteenth Consecutive Record Sales and Record Earnings Year with 2004 Fourth Quarter Results	Page 2

Sally and the Beauty Systems Group continued its expansion in 2004, growing to 3,047 stores in total at year end. Sally now has 2,116 stores in North America and 239 international locations, and Beauty Systems Group has 692 outlets and approximately 1,200 professional sales consultants calling directly on salons in North America.

Alberto-Culver significantly increased its advertising and marketing investments again in 2004 to $254 million, an increase of 20% over the $212 million spent in 2003; an amount that was up by 12% from $189 million in 2002. Being able to again grow our earnings at rates even more quickly than our sales growth rates after these increased marketing investments is a testament to the strength and balance of our businesses, management teams and strategic business model.”

Mr. Bernick concluded by saying that “we believe that continued hard work and heavy investments behind our consumer brands and professional beauty supply distribution businesses should bring Alberto-Culver another growth year in 2005, hopefully producing the fourteenth consecutive record one for our shareholders.”

Also announced today, the Company’s board of directors approved the regular 10 cent quarterly cash dividend. The dividend will be paid on November 19, 2004 to shareholders of record on November 1, 2004.

The company had four non-core items impacting its financial results in fiscal year 2004: a non-cash charge related to the company’s conversion to one class of common stock; a gain from the sale of its Indola European professional business; a tax benefit from the liquidation of certain Indola legal foreign entities, and a charge from the redemption of senior notes.

Generally accepted accounting principles (GAAP) require that the Company record a non-cash charge in the current quarter against pre-tax earnings of $6.6 million ($4.3 million after tax) due to the remeasurement of the intrinsic value of stock options affected by the November, 2003 conversion to a single class of common stock. This non-cash charge relates only to the conversion and had no effect on the sales, operating profits or cash flows of the Company’s business units or on the consolidated sales and cash flows of the Company. GAAP did not allow the Company to record the entire non-cash charge related to the share

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Alberto-Culver Announces Thirteenth Consecutive Record Sales and Record Earnings Year with 2004 Fourth Quarter Results	Page 3

conversion immediately when it took place during the fiscal 2004 first quarter. The Company has now recognized pre-tax non-cash charges of $85.6 million ($55.6 million after tax) for fiscal 2004 and will recognize additional pre-tax non-cash charges of $18.4 million ($11.9 million after tax) over the next three fiscal years in diminishing amounts.

The company completed the sale of its Indola European professional business in June, 2004 and recorded a pre-tax gain of $10.1 million ($5.7 million after tax) in the third fiscal quarter. In September, 2004, the company also completed the liquidation of two foreign legal entities related to the Indola business sold in the third quarter and, as a result, recognized a tax benefit of $4.4 million.

On September 15, 2004, the company completed the previously announced buyback of $200 million of 8.25% Senior Notes due November 1, 2005 under the redemption provisions of the notes. The redemption resulted in a pre-tax charge in the fourth quarter of this fiscal year of $12.6 million ($8.2 million after tax). The redemption will lower net interest expense for fiscal year 2005 by approximately $12.7 million. The company has previously indicated that it plans to put most if not all of the interest savings behind additional advertising, marketing, and other investments in support of its global brands and businesses.

Including the non-core items, net earnings for the fourth quarter and fiscal year 2004 were $48.0 million and $141.8 million, respectively, resulting in diluted earnings per share for the fourth quarter and fiscal year of 52 cents and $1.54, respectively, and basic earnings per share of 53 cents and $1.57 for the fourth quarter and fiscal year, respectively.

Due to the non-core items and the disclosure of organic sales growth discussed above, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included as a schedule to this release and can also be found on www.alberto.com in the Investing Section.

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Corporate Conference Call Details

Mr. Bernick said the Company would discuss the fourth quarter and year end results with investors in a conference call to be held today – October 28 — at 2:30pm EDT. The dial-in number for the call is (800) 344-6783 or (312) 461-0746 (international callers). The number for a replay of the conference call is (800) 839-6713 or (402) 220-2306. The password is 6686330. A replay of the call will also be available on the internet for 30 days in the Investing section at www.alberto.com and at www.fulldisclosure.com.

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives and TRESemmé in the United States and internationally. Its Pro-Line International unit is the second largest producer in the world of products for the ethnic hair care market. Sally Beauty Company is the world’s number one marketer of professional beauty care products through its chain of domestic and international Sally Beauty Supply stores and its Beauty Systems Group, a network of stores and professional sales consultants selling exclusive professional beauty care brands such as Matrix, Redken, Paul Mitchell, Wella, L’Oreal, Graham Webb and Sebastian to salon owners, salon professionals and franchisees.

This press release contains forward-looking statements. These statements are based on Alberto-Culver management’s current assessment of its markets and businesses. There are risks and uncertainties that could have an impact on these statements in the future. Some of the factors that could cause actual results to differ from these current projections include: the pattern of brand sales, competitive activity in each of the Company’s markets, loss of distribution rights, risks inherent in acquisitions and strategic alliances, loss of one or more key employees, sales by unauthorized distributors in the Company’s exclusive markets, the effects of a prolonged United States or global economic downturn or recession, changes in costs, unanticipated legal proceedings, unanticipated effects of the conversion to a single class of common stock, health epidemics, variations in currency exchange rates and changes in political, economic or other external factors over which the company has no control. The company is not obligated to update any forward-looking statement in this release.

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Alberto-Culver Announces Thirteenth Consecutive Record Sales and Record Earnings Year with 2004 Fourth Quarter Results	Page 5

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)
Three Months Ended September 30, 2004 and 2003	2004	2003
Net sales	$850,700	751,628
Cost of products sold	421,727	376,005

Gross profit	428,973	375,623
Advertising, marketing, selling and administrative	338,068	299,319
Non-cash charge related to conversion to one class of common stock *	6,563	—

Operating earnings	84,342	76,304
Interest expense, net	4,710	5,423
Charge related to redemption of senior notes	12,589	—

Earnings before income taxes	67,043	70,881
Provision for income taxes **	19,063	25,163

Net earnings	$47,980	$45,718

Net earnings per share:
Basic	$.53	.52
Diluted	$.52	.51

Weighted average shares outstanding:
Basic	90,456	87,882
Diluted	92,417	90,585

Twelve Months Ended September 30, 2004 and 2003	2004	2003
Net sales	$3,257,996	2,891,417
Cost of products sold	1,610,522	1,449,250

Gross profit	1,647,474	1,442,167
Advertising, marketing, selling and administrative	1,325,360	1,168,376
Non-cash charge related to conversion to one class of common stock *	85,602	—
Gain on sale of business	(10,147)	—

Operating earnings	246,659	273,791
Net interest expense	21,426	22,391
Charge related to redemption of senior notes	12,589	—

Earnings before income taxes	212,644	251,400
Provision for income taxes **	70,874	89,247

Net earnings	$141,770	162,153

Net earnings per share:
Basic	$1.57	1.85
Diluted	$1.54	1.80

Weighted average shares outstanding:
Basic	90,026	87,527
Diluted	91,832	89,957

*	The non-cash charge relates to the remeasurement of the intrinsic value of stock options affected by the conversion to one class of common stock.
**	The provision for income taxes includes a $4.4 million tax benefit recognized in connection with the liquidation of certain foreign legal entities in the fourth quarter of fiscal year 2004.

Alberto-Culver Announces Thirteenth Consecutive Record Sales and Record Earnings Year with 2004 Fourth Quarter Results	Page 6

Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)
	September 30
	2004	2003
Assets

Cash, cash equivalents and short-term investments	$201,889	370,148
Accounts receivable, net	250,008	226,054
Inventories	626,834	531,157
Other current assets	38,302	38,130

Total current assets	1,117,033	1,165,489
Property, plant and equipment, net	293,901	264,335
Goodwill and trade names, net	565,792	439,748
Other assets, net	80,654	76,037

Total assets	$2,057,380	1,945,609

Liabilities and Stockholders’ Equity

Short-term borrowings and current maturities of long-term debt	$298	295
Accounts payable, accrued expenses and income taxes	528,136	465,214

Total current liabilities	528,434	465,509
Long-term debt	120,561	320,587
Other liabilities and deferred taxes	94,679	97,384
Stockholders’ equity	1,313,706	1,062,129

Total liabilities and stockholders’ equity	$2,057,380	1,945,609

Alberto-Culver Announces Thirteenth Consecutive Record Sales and Record Earnings Year with 2004 Fourth Quarter Results	Page 7

Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and twelve months ended September 30, 2004 includes references to the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Net earnings excluding non-core items

•	Basic net earnings per share excluding non-core items

•	Diluted net earnings per share excluding non-core items

•	Organic sales growth

As discussed in the press release, the company had four non-core items impacting its financial results in fiscal year 2004: a non-cash charge related to the company’s conversion to one class of common stock; a gain from the sale of its Indola European professional business; a tax benefit from the liquidation of certain Indola legal foreign entities; and a charge from the redemption of senior notes.

The non-cash charge is due to the remeasurement of the intrinsic value of stock options affected by the company’s conversion to a single class of common stock in November, 2003. The company will record a non-cash charge against pre-tax earnings of approximately $104.0 million ($67.6 million after taxes), of which $6.6 million ($4.3 million after taxes) and $85.6 million ($55.6 million after taxes) was recognized in the fourth quarter and full fiscal year 2004, respectively, and $18.4 million ($11.9 million after taxes) will be recognized over the following three fiscal years in diminishing amounts. The non-cash charge relates to a change in the capital structure of the company rather than the normal operations of the company’s core businesses.

The company completed the sale of Indola in June, 2004. In conjunction with the sale, the company recorded a pre-tax gain of $10.1 million ($5.7 million after taxes) in the third quarter of fiscal year 2004. In September, 2004, the company completed the liquidation of two foreign legal entities related to the Indola business that was sold in the third quarter and, as a result, recognized a tax benefit of approximately $4.4 million in the fourth quarter of fiscal year 2004.

In September, 2004, the company redeemed its $200 million of 8.25% senior notes due November 1, 2005 under the redemption provisions of the notes. In connection with the buyback, the company recorded a charge of approximately $12.6 million ($8.2 million after taxes) in the fourth quarter of fiscal year 2004.

Alberto-Culver Announces Thirteenth Consecutive Record Sales and Record Earnings Year with 2004 Fourth Quarter Results	Page 8

Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under generally accepted accounting principles (GAAP) in the United States for the fourth quarter and full fiscal year 2004 are as follows (in thousands, except per share data):

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2004	2003	2004	2003
Net earnings, as reported	$47,980	45,718	141,770	162,153
Non-cash charge related to conversion to one class of common stock, net of income taxes	4,266	—	55,641	—
Gain on the sale of Indola, net of income taxes	—	—	(5,745)	—
Charge related to redemption of senior notes, net of income taxes	8,183	—	8,183	—
Tax benefit from liquidation of certain Indola foreign legal entities	(4,402)	—	(4,402)	—

Net earnings excluding non-core items	$56,027	45,718	195,447	162,153

Basic net earnings per share, as reported	$.53	.52	1.57	1.85
Non-cash charge related to conversion to one class of common stock, net of income taxes	.05	—	.62	—
Gain on the sale of Indola, net of income taxes	—	—	(.06)	—
Charge related to redemption of senior notes, net of income taxes	.09	—	.09	—
Tax benefit from liquidation of certain Indola foreign legal entities	(.05)	—	(.05)	—

Basic net earnings per share excluding non-core items	$.62	.52	2.17	1.85

Diluted net earnings per share, as reported	$.52	.51	1.54	1.80
Non-cash charge related to conversion to one class of common stock, net of income taxes	.05	—	.61	—
Gain on the sale of Indola, net income taxes	—	—	(.06)	—
Charge related to redemption of senior notes, net of income taxes	.09	—	.09	—
Tax benefit from liquidation of certain Indola foreign legal entities	(.05)	—	(.05)	—

Diluted net earnings per share excluding non-core items	$.61	51	2.13	1.80

Alberto-Culver Announces Thirteenth Consecutive Record Sales and Record Earnings Year with 2004 Fourth Quarter Results	Page 9

Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

In addition, the press release discusses the percentage of organic sales growth which excludes the impact of foreign exchange, acquisitions and divestitures.

A reconciliation of this non-GAAP financial measure to its most directly comparable financial measure under generally accepted accounting principles (GAAP) in the United States for the fourth quarter and full fiscal year 2004 is as follows:

	Fiscal Year 2004
	Fourth Quarter	Full Year
Net sales growth, as reported	13.2%	12.7%
Impact of foreign exchange	(2.1)	(2.5)
Impact of acquisitions	(6.7)	(5.7)
Impact of divestiture	1.7	0.5

Organic sales growth	6.1%	5.0%

Management uses these non-GAAP financial measures to evaluate the performance of the company and believes the presentation of these amounts provides the reader with information necessary to analyze the company’s normal operations for the periods compared.